Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

ANGION BIOMEDICA CORP.

FIRST.    The name of this corporation shall be:

ANGION BIOMEDICA CORP.

SECOND.     Its registered office in the State of Delaware is to be located at 1013 Centre Road, in the City of Wilmington, County of New Castle, 19805, and its registered agent at such address is CORPORATE AGENTS, INC.

THIRD.      The purpose or purposes of the corporation shall be:

To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH.      The total number of shares of stock which this corporation is authorized to issue is:

One Hundred Thousand (100,000) shares with a par value of One CCent ($.01) per share, amounting to One Thousand Dollars ($1,000.00).

FIFTH.    The name and mailing address of the incorporator is as follows:

Stacie Keffer

Corporate Agents, Inc.

1013 Centre Road

Wilmington, DE 19805

SIXTH.     The Board of Directors shall have the power to adopt, amend or repeal the by-laws.

IN WITNESS WHEREOF, The undersigned, being the incorporator hereinbefore named, has executed, signed and acknowledged this certificate of incorporation this sixth day of April, A.D. 1998.

/s/ Stacie Keffer
Stacie Keffer
Incorporator